Exhibit 5.1

One International Place, 40th Floor
100 Oliver Street
Boston, MA 02110-2605
+1 617 728 7100 Main
+1 617 426 6567 Fax
www.dechert.com

March 15, 2021

WhiteHorse Finance, Inc.

1450 Brickell Avenue

31st Floor

Miami, Florida 33131

Re:       Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to WhiteHorse Finance, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (File No. 333-231247) as originally filed on May 6, 2019 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the registration statement as of its effective date, including the exhibits thereto and the documents incorporated by reference therein, are hereinafter referred to as the “Registration Statement”), relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated June 11, 2019, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the sale from time to time by the Company of shares of the its common stock, par value $0.001 per share (the “Shares”), with an aggregate offering price of up to $35 million, as described in the prospectus supplement dated as of March 15, 2021 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act. The Shares are to be sold by the Company pursuant to an equity distribution agreement, dated March 15, 2021 (the “Sales Agreement”), by and among the Company, H.I.G. WhiteHorse Advisers, LLC, a Delaware limited liability company, H.I.G. WhiteHorse Administration, LLC, a Delaware limited liability company, and Raymond James & Associates, Inc., as the sales agent. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the following documents:

WhiteHorse Finance, Inc.

March 15, 2021

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Sales Agreement;

(iv)	the form of certificate evidencing the Shares, filed as Exhibit (d)(1) to the Registration Statement;

(v)	the Certificate of Incorporation of the Company;

(vi)	the Amended and Restated Bylaws of the Company;

(vii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(viii)	the resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, the Prospectus and the Prospectus Supplement and (b) the authorization to enter into the Sales Agreement, certified as of the date hereof by an officer of the Company.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Sales Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus contained therein and in accordance with the terms of the Sales Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

WhiteHorse Finance, Inc.

March 15, 2021

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Delaware. We are members of the bar of the State of New York.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on March 16, 2021 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP